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                                                                  EXHIBIT (M)(6)

                             FUNDS TRADING AGREEMENT

     AGREEMENT made as of the first day of July, 2001, by Fidelity Investments Institutional Operations Company, Inc. ("FIIOC"), a Massachusetts corporation, Investors Bank & Trust Company ("Transfer Agent" or "Pricing Agent"), Grantham, Mayo, Van Otterloo & Co. LLC ("GMO"), and GMO Trust, on behalf of each fund listed on Exhibit A, severally and not jointly (individually, the "Fund" and collectively, the "Funds").

                                   WITNESSETH:

     WHEREAS: Transfer Agent serves as the transfer agent for the open-end investment companies registered under the Investment Company Act of 1940, as amended, and as listed in Exhibit A attached hereto (individually, the "Fund" and collectively, the "Funds"); and

     WHEREAS: Transfer Agent desires that FIIOC serve as limited agent to accept orders for the purchase, exchange and redemption of securities of the Fund ("Shares") by certain employee benefit plans for which FIIOC performs administrative and recordkeeping services (individually, the "Plan" and collectively, the "Plans");

     NOW, THEREFORE, in consideration of the premises and mutual covenants hereinafter contained, the parties hereto hereby agree as follows:

     1. Appointment of FIIOC. Transfer Agent hereby appoints FIIOC as its agent for the sole and limited purpose of accepting purchase, exchange or redemption orders for Shares purchased, exchanged or redeemed by the Plans ("Orders"). FIIOC hereby accepts its appointment on the terms and conditions set forth herein. Notwithstanding anything in this Agreement to the contrary, FIIOC shall not be acting as agent for Transfer Agent in any manner whatsoever, except in accepting such Orders.

     2. Orders and Acceptance. FIIOC, as agent of Transfer Agent, shall accept from the Plans, Orders for the purchase, exchange or redemption of Shares of the Funds. If such Orders are received by FIIOC prior to the close of trading on the New York Stock Exchange (the "Close of Trading") on a day the New York Stock Exchange is open for business (a "Business Day"), they shall be treated as having been received by Transfer Agent on such Business Day ("Trade Date"). Transfer Agent will recognize one omnibus account in FIIOC's name in each of the Funds, and will not maintain separate accounts for individual Plans or Plan participants.

     3. Pricing Information. By 7:00 p.m. Eastern Time ("ET") each Business Day, Pricing Agent will input the following information ("Price Information") into the Fidelity Participant Recordkeeping System ("FPRS") via the remote access price screen that FIIOC has provided to Pricing Agent: (1) the confirmed net asset value for each Fund at the Close of Trading, (2) the change in each Fund's net asset value from the Close of Trading on the prior Business Day, (3) in the case of Funds which pay a daily dividend, the latest daily accrual for interest rate factor ("mil rate") and the change in the mil rate from the Close of Trading on the prior Business Day, and (4) on ex dividend date, if applicable, dividend and capital gain information. If on any Business Day Pricing Agent does not provide such Price Information to

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FIIOC, FIIOC shall hold all associated transaction activity in the FPRS until the relevant Price Information is made available by Pricing Agent. The detailed pricing procedures to be followed by Pricing Agent and FIIOC are outlined in Exhibit B attached hereto, as such exhibit may be amended from time to time by the parties hereto.

     4. Trade Reporting. By 7:30 a.m. ET each Business Day following Trade Date ("TD + 1), FIIOC will provide, via facsimile, to GMO's Shareholder Services Group instructions for the net purchase or net redemption of Shares of the Funds based on Orders accepted by FIIOC prior to Close of Trading on the prior Business Day. In the event that such instructions represent estimated trade activity, FIIOC shall provide final instructions to GMO's Shareholder Services Group by no later than 9:00 a.m. ET. Such purchase or redemption instructions shall be effected at the public offering price of the Shares of the respective Fund calculated as of the Close of Trading on the Business Day on which the Order was accepted by FIIOC. The detailed activity reporting procedures to be followed by GMO's Shareholder Services Group and FIIOC are outlined in Exhibit C attached hereto, as such Exhibit may be amended from time to time by the parties hereto.

     5. Settlement. Settlements shall be made for each Business Day, by wire transfer. Each Business Day FIIOC shall calculate net purchases and redemptions for all the Plans with respect to all Funds occurring on that Business Day. The daily wire transfers between FIIOC and Transfer Agent shall operate as follows:

          (a) For net redemptions, Transfer Agent shall initiate a wire transfer to FIIOC by the close of business at the New York Federal Reserve Bank on TD+l.

          (b) For net purchases, FIIOC shall initiate a wire transfer to Transfer Agent by the close of business at the New York Federal Reserve Bank on TD+l.

          (c) FIIOC and Transfer Agent shall monitor the receipt of wire transfers on a daily basis. If any wire transfer is not received on the Business Day such wire was required to be initiated and it is determined that the sending party was negligent in initiating the wire transfer, causing the delay or non-receipt of any such wire transfer, then the sending party shall compensate the receiving party for the amount of reasonable interest plus associated bank penalties.

     6. Confirmation and Reconciliation. Each Business Day Transfer Agent shall send via regular mail to FIIOC transaction confirmations of the prior Business Day's net purchase or net redemption, as the case may be, for each Fund. Transfer Agent shall also send to FIIOC via facsimile by no later than the third Business Day following calendar month close, a monthly statement for each Fund. GMO's Shareholder Services Group shall also send to FIIOC via regular mail, by no later than the tenth Business Day following calendar month close, a monthly statement for each Fund. FIIOC shall notify GMO's Shareholder Services Group of any material differences within twenty (20) Business Days of receipt of the monthly statement. FIIOC and GMO's Shareholder Services Group will jointly determine the action to be taken to rectify any material differences.

     7. Representations of FIIOC. FIIOC represents that:

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          (a) it has full power and authority to enter into and perform this
Agreement;

          (b) it is registered as a transfer agent pursuant to Section 17A of the Securities Exchange Act of 1934, as amended (the "1934 Act");

          (c) the arrangements provided for in this Agreement will be disclosed to the Plan through its representatives; and

          (d) it will promptly notify GMO's Shareholder Services Group in the event that FIIOC is for any reason unable to perform any of its obligations under this Agreement.

     8. Representations of Transfer Agent. Transfer Agent represents that:

          (a) it has full power and authority to enter into and perform this Agreement and is duly authorized to appoint FIIOC as agent for the Fund;

          (b) it is registered as a transfer agent pursuant to Section 17A of the 1934 Act;

          (c) the Funds listed on Exhibit A attached hereto are qualified under applicable state securities laws in each of the 50 states of the United States; and

          (d) it will promptly notify FIIOC in the event that it is for any reason unable to perform any of its obligations under this Agreement.

     9. Fund Waivers. GMO Trust hereby agrees to waive any and all loads or fees associated with purchase, exchange and redemption transactions. Any trading restrictions, including those related to the size and frequency of transactions, are also waived.

     10. Compensation. For its services under this Agreement, FIIOC shall be entitled to the fees set forth on Exhibit D, attached to this Agreement, as said Exhibit may be amended from time to time.

     11. Prospectus Delivery. FIIOC shall be responsible for mailing Fund prospectuses to Plan participants who request them and for mailing periodic Fund reports to Plan participants, and shall retain the services of a third-party vendor to handle such mailings. GMO shall be responsible for all materials and production costs, and hereby agrees to provide the prospectuses and periodic Fund reports to the third-party vendor selected by FIIOC. GMO shall bear the costs of mailing periodic Fund reports to Plan participants who are prospective investors in the Fund. GMO Trust shall bear the costs of mailing periodic Fund reports to Plan participants who are existing investors in the Fund. FIIOC shall bear the costs of mailing prospectuses to Plan participants who request them.

     12. Proxies. GMO Trust shall be responsible for all costs associated with the production of proxy materials. FIIOC shall retain the services of a third-party vendor to handle proxy solicitation mailings and vote tabulation. Expenses associated with such services shall be billed directly to GMO Trust by the third-party vendor.

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     13. Participant Communications. GMO agrees to provide internally-prepared fund descriptive information approved by the Funds' legal counsel for use by FIIOC in its written Plan participant communication materials. FIIOC shall utilize historical performance data obtained from third-party vendors (currently Morningstar, Inc., FACTSET Research Systems and Lipper Analytical Services) in telephone conversations with Plan participants and in quarterly participant statements. GMO hereby consents to FIIOC's use of such materials. FIIOC shall seek the approval of GMO prior to retaining any other third-party vendor to render such data or materials under this Agreement.

     14. Information Regarding the Plans. FIIOC shall transmit to Transfer Agent or the Fund (or to any agent designated by either of them) such information concerning the Plans and participants in the Plans as shall reasonably be necessary for Transfer Agent to fulfill its obligations under this Agreement and as the Funds shall reasonably conclude is necessary to enable the Funds to comply with applicable state Blue Sky laws.

     15. Indemnification. Transfer Agent shall indemnify and hold harmless FIIOC, its affiliates, employees, and agents from any and all loss, damage, penalty, liability, cost, and expense, including without limitation, reasonable attorneys' fees and disbursements, that may be incurred by, imposed upon, or asserted against FIIOC, its affiliates, employees, or agents, by reason of any claim, regulatory proceeding, or litigation arising from any act done or omitted to be done by any individual or person with respect to this Agreement, excepting only any and all loss, etc. arising from FIIOC's negligence or bad faith.

          (a) In the event that Pricing Agent fails to provide Price Information on any Business Day, as detailed in Section 3 of this Agreement, FIIOC shall be entitled to compensation from GMO Trust for the amount of any resulting loss to any related Plan investment option. For this purpose, a related Plan investment option is defined as any Plan investment option (including, but not limited to, Fidelity mutual funds, non-Fidelity mutual funds, employer stock, commingled pools, guaranteed investment contracts, and customized separately managed portfolios) impacted by held transaction activity due to Pricing Agent's failure to provide timely Price Information to FIIOC.

          (b) In the event that Pricing Agent provides an incorrect price and said error causes a monetary loss to any Plan participant account maintained by FIIOC, then GMO Trust shall be responsible for compensating the account(s) so that any Plan participant who has incurred such a loss shall be made whole in accordance with FIIOC's price error correction policy.

          (c) In the event that Plan participant accounts gain from an incorrect price, FIIOC shall adjust such accounts in accordance with FIIOC's price error correction policy and upon notification to the Plan Sponsor(s). If Plan participants received distributions during the time period affected by an overstated price, FIIOC shall make a reasonable effort to recover overpayments from such participants in accordance with its price error correction policy, upon notification to the Plan Sponsor(s) and provided that GMO Trust assumes responsibility for all reasonable and demonstrable expenses incurred by FIIOC in attempting to recover the overpayments. If exchange transactions are involved, FIIOC shall sell the excess shares in the affected Plan participant accounts on a current basis and remit the resulting proceeds to Transfer Agent.

          (d) Transfer Agent shall not net the impact of individual Plan participant gains and losses in calculating any compensation due Plan participants and/or FIIOC as the result of an incorrect price.

     FIIOC shall indemnify and hold harmless Transfer Agent, GMO and the Fund from any and all loss, damage, penalty, liability, cost, and expense, including without limitation, reasonable attorneys' fees and disbursements, that may be incurred by, imposed upon, or asserted against Transfer Agent, GMO or the Fund by reason of any claim, regulatory proceeding, or litigation arising from FIIOC's negligence or bad faith with respect to this Agreement.

     In providing services pursuant to this Agreement, each party to this agreement shall comply with all applicable federal and state laws and regulations and each party hereto shall indemnify and hold harmless the other party, its affiliates, employees and agents from any and all loss, damage, penalty, liability, cost and expense, including without limitation, reasonable attorneys' fees and disbursements, that may be incurred by, imposed upon or asserted against such party, its affiliates, employees, or agents, by reason of any claim, regulatory proceeding or litigation arising from non-compliance by such party with any such laws or regulations.

     In providing the indemnifications set forth in the immediately preceding paragraph, each party hereto agrees to maintain such insurance coverage as shall be reasonably necessary under the circumstances.

     16. Non-Exclusivity. Transfer Agent acknowledges and agrees that FIIOC may enter into agreements similar to this Agreement with organizations other than Transfer Agent which also serve as transfer agents for mutual funds, or otherwise. FIIOC acknowledges and agrees that nothing contained herein shall prohibit Transfer Agent or any affiliate of Transfer Agent from providing administrative, subaccounting or recordkeeping services to any defined contribution plan or from soliciting any such plan or sponsor thereof to enter into any arrangement with Transfer Agent or any affiliate of Transfer Agent for such services.

     17. Termination of Agreement. This Agreement may be terminated at any time by either party upon sixty (60) days written notice to all parties hereto. Notwithstanding the foregoing, this Agreement may be terminated immediately upon either (i) a material breach by either party not cured within thirty (30) days after notice from the other, or (ii) upon termination of services from either party to the Plan. The provisions of Section 15 and the second paragraph of this
Section 17 shall survive any termination of this Agreement.

     Upon termination of this Agreement for any reason, purchases of the Funds pursuant to this Agreement shall no longer be permitted through FIIOC. However, shares of the Funds may continue to be redeemed through FIIOC pursuant to the terms of this Agreement, FIIOC shall continue to serve as an agent of Transfer Agent for the limited purpose of accepting such redemption orders, and FIIOC shall continue to receive compensation from Transfer Agent on existing account balances in accordance with Section 10 of this Agreement.

     18. Notices. Unless otherwise specified, all notices and other communications hereunder shall be in writing and shall be hand delivered or mailed by certified mail to the other party at the following address or such other address as each party may give notice to the other:

          If to Transfer Agent:
               Investors Bank & Trust Co.
               200 Clarendon Street, 16th Floor
               Boston, MA 02109
               Attn.: Courtney Horton

          If to GMO or the Funds:
               40 Rowes Wharf
               Boston, MA 02110
               Attn: Stephanie Krupysheva

          If to FIIOC:
               82 Devonshire Street
               Boston, MA 02109
               Attn.: Carolyn Redden, MM3H

     19. Amendment, Assignment and Other Matters. This Agreement may not be amended except by a writing signed by each of the parties hereto. This Agreement shall not be assigned, except to affiliates, by either party without the written consent of the other party. This Agreement may be executed in several counterparts, each of which shall be an original but all of which together shall constitute one and the same instrument. The headings in this Agreement are for reference only and shall not affect the interpretation or construction of this Agreement. This Agreement, including the Exhibits attached hereto, contains the entire agreement of the parties as to the subject matter hereof and supersedes any prior agreements, written or oral. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, without giving effect to the principles of conflicts of law thereof.

     IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

INVESTORS BANK & TRUST                  FIDELITY INVESTMENTS INSTITUTIONAL
COMPANY                                 OPERATIONS COMPANY, INC.


By: /S/ Sheila McClorey                 By: /S/ Carolyn Redden
    ---------------------------------       ------------------------------------
Name: Sheila McClorey                   Name: Carolyn Redden
Title: Senior Director                  Title: Vice President
Date: 6/27/01                           Date: 6/29/01


GRANTHAM MAYO                           GMO TRUST, ON BEHALF OF EACH FUND ON
VAN OTERLOO & CO. LLC                   EXHIBIT A, SEVERALLY AND NOT JOINTLY


By: /S/ Elaine M. Hartnett              By: /S/ Elaine M. Hartnett
    ---------------------------------       ------------------------------------
Name: Elaine M. Hartnett                Name: Elaine M. Hartnett
Title: Associate Counsel                Title: Vice President
Date: 6/28/01                           Date: 6/28/01

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                                    EXHIBIT A

                                      FUNDS

FUND:            GMO U.S. Core Fund - Class III
TICKER SYMBOL:   GMCTX
CUSIP:           362007882

FUND:            GMO Emerging Country Debt Share Fund - Class III
TICKER SYMBOL:   GECDX
CUSIP:           362008641
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                                    EXHIBIT B

                            REMOTE PRICING PROCEDURES

The Price Information as described in Section 3 shall be provided by Pricing Agent to FIIOC as follows:

(1) Pricing Agent shall input the Price Information to the FPRS Remote Pricing Screen by no later than 7:00 p.m. ET.

(2) In the event that the FPRS Remote Pricing Screen is unavailable prior to 7:00 p.m. ET, Pricing Agent will notify FIIOC via telephone, at 859-386-7131, and shall then send the Price Information via fax, in FIIOC's format, to 859-491-9167 (primary fax machine) or 859-291-6396 (back-up fax machine), or other numbers as FIIOC may designate in writing from time to time, by no later than 7:00 p.m. ET.

(3) Upon receipt of the faxed Price Information, FIIOC shall contact Pricing Agent by telephone in order to verbally confirm each individual Fund price and the relevant pricing date. If Pricing Agent does not receive such contact from FIIOC by 7:00 p.m. ET confirming the receipt of the fax, then Pricing Agent must call FIIOC by 7:00 p.m. ET.

(4) In the event that a fax machine is unavailable to either Pricing Agent or FIIOC prior to 7:00 p.m. ET, Pricing Agent shall provide FIIOC with the Price Information via a telephone call, and shall confirm such information via fax as soon as practicable. FIIOC shall document the Price Information received by telephone, referencing the Pricing Agent employee name, date and time.

(5) In the event that Pricing Agent does not provide Price Information to FIIOC in accordance with Steps 1 through 4 above, transactions involving the Fund (which may include other Plan investment options for purposes of participant distributions and exchanges, as described in section 15(a) of this Agreement) shall be held until it is administratively feasible to update these transactions in a next nightly cycle following receipt of Price Information from Pricing Agent. Held transactions shall then be processed "as-of' the original Trade Date.

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                                    EXHIBIT C

                          ACTIVITY REPORTING PROCEDURES

The final net purchase or net redemption activity as described in Section 4 shall be provided by FIIOC to GMO Shareholder Services as follows:

(1) FIIOC shall fax the final net activity information for each Fund to GMO Shareholder Services by no later than 9:00 a.m. ET each day, regardless of whether or not activity occurred.

(2) GMO Shareholder Services shall notify FIIOC by 9:15 a.m. ET if the fax has not yet been received.

(3) In the event that a fax machine is unavailable to either FIIOC or GMO Shareholder Services, FIIOC shall provide GMO Shareholder Services with the activity information via a telephone call and shall confirm such information via fax as soon as practicable. FIIOC shall document the activity information reported, referencing the GMO Shareholder Service employee name, date and time.

(4) Upon receipt of the fax, GMO Shareholder Services shall notify FIIOC via telephone in order to confirm receipt of the fax and the legibility of the information.

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                                    EXHIBIT D

                                  COMPENSATION

     In consideration of the services provided by FIIOC under this Agreement, no compensation shall be paid.